Exhibit 99.1

NEWS RELEASE

Release No. 103-02-09

Contact:

Mary Cohn (Media Relations)

615.986.5886

Becky Barckley/Mike Kinney (Investor Relations)

615.986.5600

FOR RELEASE AT 6 P.M. (ET) FRIDAY, FEBRUARY 27, 2009

LP Reports Fourth Quarter and Year End 2008 Results

NASHVILLE, Tenn. (Feb. 27, 2009) – Louisiana-Pacific Corporation (LP) (NYSE: LPX) reported today results for the fourth quarter of 2008, which included the following:

•

Total sales for the fourth quarter of $250.2 million were down 33 percent versus a year ago, primarily the result of dramatically reduced US housing starts, which dropped 34 percent from fourth quarter 2007 levels, due to weakness in home building. For the year, US housing starts dropped 31 percent while LP’s sales declined 19 percent.

•

A net loss from continuing operations of $339.4 million, or $3.30 per diluted share, for the fourth quarter of 2008, which includes $2.66 per diluted share of non-cash impairment charges associated with goodwill, $0.16 per diluted share associated with further valuation reductions in LP’s auction rate securities portfolio, $0.08 per diluted share of non-cash increases in certain settlement reserves and $0.05 per diluted share in restructuring charges associated with LP’s market related curtailments and right sizing initiatives.

•

Cash and investments at year-end was $215.1 million, down from the 2007 year-end balance of $746.3 million. The reduction reflects the $118.6 million write-down of auction rates securities, $125 million in debt repayments, about $55 million in legal settlement payments, $161.4 million spent on capital improvements and the purchase of LP’s Brazil investment, as well as cash used in operations.

LOUISIANA-PACIFIC CORPORATION

414 Union Street Suite 2000         Nashville, TN 37129        T        615.986.5600        F        615.986.5666         WWW.LPCORP.COM         BUILD WITH US:

“The decline in home building and related activity experienced throughout the first nine months of the year accelerated during the fourth quarter of 2008, driven by the ongoing credit crisis and deteriorating global economic conditions,” said LP’s Chief Executive Officer Rick Frost.

FOURTH QUARTER RESULTS

For the quarter ended December 31, 2008, LP reported net sales of $250.2 million, down from $376.6 million in 2007. For the fourth quarter, the company reported an operating loss of $366.2 million, which included $273.5 million of non-cash goodwill impairment charges and $22.6 million of other operating charges and credits. For the fourth quarter of 2007, the company had an operating loss of $86.9 million, which included other operating credits and charges of $7.4 million and loss or impairment of long-lived assets of $3.2 million.

For the fourth quarter of 2008, LP reported a net loss from continuing operations of $339.4 million, or $3.30 per diluted share, as compared with net loss from continuing operations of $49.1 million, or $0.48 per diluted share, for the fourth quarter of 2007. Diluted earnings per share for the fourth quarter of 2008 included non-cash impairment charges associated with goodwill of $2.66 per diluted share, other than temporary impairment of investments of $0.16 per diluted share and other operating credits and charges of $0.13 per diluted share. Diluted earnings per share for the fourth quarter of 2007 included other than temporary impairment of investments of $0.12 per diluted share and other operating charges and credits and other items of $0.06 per diluted share.

2008 RESULTS

For the year ended December 31, 2008, the company had net sales of $1,376.2 million, compared with net sales of $1,704.9 million in 2007. For the year, LP reported an operating loss of $643.6 million, including $273.5 million of non-cash goodwill impairment charges and other operating charges and credits, including legal settlement charges, of $90.3 million. This compares with an operating loss of $266.5 million in 2007, which included $56.8 million of impairment charges on long-lived assets and a gain of $12.5 million in other operating charges and credits due principally to insurance settlements.

For 2008, the company had a net loss from continuing operations of $565.1 million, or $5.49 per diluted share, which included $2.66 per diluted share of goodwill impairment charges, $0.71 per diluted share of other than temporary impairment charges on auction rate securities and $0.59 per diluted share in other operating charges and credits and other items primarily associated with the litigation settlements. This compares with a net loss from continuing operations of $155.3 million, or $1.50 per diluted share, in 2007, which included $0.34 per diluted share of impairment of long-lived assets, other than temporary impairment of investments of $0.12 per diluted share and a gain in other operating charges and credits of $0.07 per diluted share.

OSB SEGMENT

LP’s OSB segment manufactures and distributes OSB structural panel products. LP is currently operating 10 facilities and has indefinitely curtailed four other facilities due to market conditions. The OSB segment reported net sales for the fourth quarter of 2008 of $109.0 million, down 42 percent compared with $186.5 million of net sales in the fourth quarter of 2007. For the fourth quarter of 2008, the OSB segment reported an operating loss of $31.1 million – an improvement of 42 percent - compared with an operating loss of $54.0 million in the fourth quarter of 2007. For the fourth quarter of 2008 as compared to the fourth quarter of 2007, sales volumes were down 48 percent with sales price increasing by 6 percent.

For 2008, the OSB segment sales were down approximately 25 percent to $621.5 million from $823.8 million in 2007. For the year, the OSB segment reported an operating loss of $155.2 million for 2008 – an improvement of 20 percent – compared to a $194.7 million loss in 2007. For 2008 as compared to 2007, sales volumes were down 29 percent with sale price increasing by 5 percent.

Operating earnings reflected the favorable effects of continued actions taken to reduce operating costs. Also, in the fourth quarter of 2008, LP realized reductions in the cost of petroleum-based products used in production and benefited from the weakening of the Canadian dollar.

“In 2008, we continued to take a number of significant steps to reduce the losses in our OSB business through market curtailments and cost reductions,” Frost explained. “Throughout this process, we remain committed to our safety and quality programs.”

SIDING SEGMENT

LP’s Siding segment consists of LP SmartSide® siding as well as LP’s prefinished LP CanExel® siding line. These products are used in new construction as well as in the repair and remodeling markets.

The Siding segment reported net sales of $76.1 million in the fourth quarter of 2008, down 17 percent from $91.6 million in the year-ago fourth quarter. For the fourth quarter of 2008, the Siding segment reported an operating loss of $11.1 million compared to an operating loss of $4.3 million in the year-ago quarter.

For the full year, Siding segment net sales were down 6 percent to $423.8 million from $448.9 million in 2007. Operating earnings for 2008 were $2.8 million versus $33.6 million in 2007. While the sales decline in 2008 due to reduced building activity negatively affected earnings for Siding, results were further lowered due to additional costs associated with converting the production processes at LP’s Roaring River plant to add the capability of manufacturing an improved, treated line of siding.

In the fourth quarter of 2008, sales were off across all regions as construction stopped in many areas and dealers focused on rebalancing and lowering their inventories. Consistent with actions taken in OSB, the Siding segment also cut production rates during the quarter to address inventory levels.

ENGINEERED WOOD PRODUCTS SEGMENT (EWP)

The EWP segment is comprised of I-Joist (IJ), Laminated Veneer Lumber and Laminated Strand Lumber (LVL and LSL). These products are principally used in new construction. Given the significant decline in housing starts, this segment saw similar reductions in sales. EWP segment sales in the fourth quarter of 2008 totaled $45.3 million, down 37 percent from $71.9 million in the year-ago quarter. Operating losses increased 358 percent to $11.9 million for the fourth quarter of 2008 from $2.6 million for the fourth quarter of 2007.

For 2008, the EWP segment reported net sales of $234.5 million, down 29 percent from $331.6 million in 2007. Operating loss in 2008 was $40.2 million compared to operating profits of $11.0 million during 2007.

For both the fourth quarter and the full year results, the lower operating results were driven by lower volumes, softening prices and significant start-up costs associated with the mill that produces LSL.

COMPANY OUTLOOK

“As we had anticipated, 2008 proved to be a very challenging year for our businesses and we expect 2009 to also be difficult,” Frost said. “Our goal this year is to position LP to emerge from the global economic crisis stronger than before. LP continues to execute a comprehensive set of plans to reduce our manufacturing costs, minimize capital expenditures, reduce headcount as appropriate, consolidate functional activities across businesses, reduce fixed costs, reduce layers of management, consolidate businesses, and a myriad of other actions to improve our costs, productivity and effectiveness in the future.”

“Liquidity in this environment is critical. With the actions that we have already taken and our focus on cash, we are committed to maximizing the value of the $215 million in cash and investments at year-end. We are also actively considering other financing and refinancing transactions to improve our overall liquidity.”

“Based on our actions and plans to enhance liquidity, we believe when this economic downturn subsides, we will be well positioned to compete and prosper,” Frost concluded.

LP is a premier supplier of building materials, delivering innovative, high-quality commodity and specialty products to its retail, wholesale, homebuilding and industrial customers. Visit LP’s web site at www.lpcorp.com for additional information on the company.

# # #

FORWARD LOOKING STATEMENTS

This news release contains statements concerning Louisiana-Pacific Corporation’s (LP) future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The matters addressed in these statements are subject to a number of risks, uncertainties and assumptions that may cause actual results to differ materially from those projected, including, but not limited to, the effect of general economic conditions, including the level of interest rates and housing starts, market demand for the company’s products, and prices for structural products; the availability, cost and other terms of capital; the efficiency and consequences of operations improvement initiatives and cash conservation measures; the effect of forestry, land use, environmental and other governmental regulations; the ability to obtain regulatory approvals; and the risk of losses from fires, floods and other natural disasters. These and other factors that could cause or contribute to actual results differing materially from those contemplated by such forward-looking statements are discussed in greater detail in the company’s Securities and Exchange Commission filings.

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES

FINANCIAL AND QUARTERLY DATA

(Dollar amounts in millions, except per share amounts) (Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Net sales	$250.2	$376.6	$1,376.2	$1,704.9
Income (loss) from operations	$(366.2)	$(86.9)	$(643.6)	$(266.5)
Income (loss) before income taxes and equity in loss of unconsolidated affiliates	$(386.5)	$(97.0)	$(753.3)	$(270.5)
Income (loss) from continuing operations excluding (gain) loss on sale or impairment of long-lived assets and other operating credits and charges, net	$(35.6)	$(29.8)	$(158.0)	$(115.3)
Income (loss) from continuing operations	$(339.4)	$(49.1)	$(565.1)	$(155.3)
Net income (loss)	$(340.5)	$(51.5)	$(578.8)	$(179.9)
Net income (loss) per share - basic and diluted	$(3.31)	$(0.50)	$(5.62)	$(1.73)
Average shares outstanding (in millions)
Basic	102.9	103.1	102.9	103.7
Diluted	102.9	103.1	102.9	103.7

Calculation of income (loss) from continuing operations excluding (gain) loss on sale or impairment of long-lived assets and other operating credits and charges, net:

Income (loss) from continuing operations	$(339.4)	$(49.1)	$(565.1)	$(155.3)
Other than temporary investment impairment	27.4	20.9	118.6	20.9
(Gain) loss on sale or impairment of long-lived assets	(0.5)	3.2	9.0	56.8
Other operating credits and charges, net	296.1	7.4	363.8	(12.5)

	323.0	31.5	491.4	65.2
Provision (benefit) for income taxes on above items	(19.2)	(12.2)	(84.3)	(25.2)

	303.8	19.3	407.1	40.0
	$(35.6)	$(29.8)	$(158.0)	$(115.3)

Per share - basic and diluted	$(0.35)	$(0.29)	$(1.54)	$(1.11)

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES

(Dollar amounts in millions, except per share amounts) (Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Net sales	$250.2	$376.6	$1,376.2	$1,704.9

Operating costs and expenses:
Cost of sales	274.8	391.7	1,404.8	1,667.6
Depreciation, amortization and cost of timber harvested	20.0	24.8	100.4	107.9
Selling and administrative	26.0	36.4	141.8	151.6
(Gain) loss on sale or impairment of long-lived assets	(0.5)	3.2	9.0	56.8
Other operating credits and charges, net	296.1	7.4	363.8	(12.5)

Total operating costs and expenses	616.4	463.5	2,019.8	1,971.4

Income (loss) from operations	(366.2)	(86.9)	(643.6)	(266.5)

Non-operating income (expense):
Foreign currency exchange gain (loss)	13.0	0.9	19.6	(29.6)
Other than temporary investment impairment	(27.4)	(20.9)	(118.6)	(20.9)
Interest expense, net of capitalized interest	(12.8)	(7.6)	(49.1)	(35.3)
Investment income	6.9	17.5	38.4	81.7

Total non-operating income (expense)	(20.3)	(10.1)	(109.7)	(4.1)

Income (loss) before taxes and equity in loss of unconsolidated affiliates	(386.5)	(97.0)	(753.3)	(270.6)
Provision (benefit) for income taxes	(48.3)	(53.7)	(202.0)	(133.4)
Minority interest net income (loss) of consolidated subsidiary	(0.2)	—	(0.2)	—
Equity in loss of unconsolidated affiliates	1.4	5.8	14.0	18.1

Income (loss) from continuing operations	(339.4)	(49.1)	(565.1)	(155.3)

Discontinued operations:
Loss from discontinued operations before income taxes	(1.8)	(3.9)	(22.3)	(40.1)
Income tax benefit	(0.7)	(1.5)	(8.6)	(15.5)

Loss from discontinued operations	(1.1)	(2.4)	(13.7)	(24.6)

Net income (loss)	$(340.5)	$(51.5)	$(578.8)	$(179.9)

Net income (loss) per share of common stock (basic):
Income (loss) from continuing operations	$(3.30)	$(0.48)	$(5.49)	$(1.50)
Loss from discontinued operations	(0.01)	(0.02)	(0.13)	(0.23)

Net income (loss) per share - basic	$(3.31)	$(0.50)	$(5.62)	$(1.73)

Net income (loss) per share of common stock (diluted):
Income (loss) from continuing operations	$(3.30)	$(0.48)	$(5.49)	$(1.50)
Loss from discontinued operations	(0.01)	(0.02)	(0.13)	(0.23)

Net income (loss) per share - diluted	$(3.31)	$(0.50)	$(5.62)	$(1.73)

Average shares of stock outstanding - basic	102.9	103.1	102.9	103.7

Average shares of stock outstanding - diluted	102.9	103.1	102.9	103.7

CONDENSED CONSOLIDATED BALANCE SHEETS

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES

(Dollar amounts in millions) (Unaudited)

	December 31, 2008	December 31, 2007
ASSETS
Cash and cash equivalents	$97.7	$352.1
Short-term investments	21.4	180.1
Receivables, net	43.8	85.9
Income tax receivable	94.2	157.2
Inventories	187.3	212.1
Prepaid expenses and other current assets	9.9	7.6
Deferred income taxes	25.3	0.5
Current portion of notes receivable from asset sales	20.0	74.4
Current assets of discontinued operations	3.1	6.0

Total current assets	502.7	1,075.9
Timber and timberlands	55.6	64.1
Property, plant and equipment	2,324.6	2,257.7
Accumulated depreciation	(1,250.3)	(1,180.9)

Net property, plant and equipment	1,074.3	1,076.8
Goodwill	—	273.5
Notes receivable from asset sales	238.6	258.6
Long-term investments	19.3	152.9
Restricted cash	76.7	61.2
Investments in and advances to affiliates	186.9	198.2
Other assets	29.6	63.1
Long-term assets of discontinued operations	5.0	5.0

Total assets	$2,188.7	$3,229.3

LIABILITIES AND EQUITY
Current portion of long-term debt	$7.7	$127.6
Current portion of limited recourse notes payable	20.0	73.5
Short-term notes payable	2.0	45.2
Accounts payable and accrued liabilities	121.5	222.1
Current portion of deferred tax liabilities	4.7	4.4
Current portion of contingency reserves	10.0	15.8

Total current liabilities	165.9	488.6
Long-term debt, excluding current portion:
Limited recourse notes payable	233.3	253.3
Other long-term debt	239.3	232.5

Total long-term debt, excluding current portion	472.6	485.8
Contingency reserves, excluding current portion	30.5	15.8
Minority interest in consolidated subsidiary	18.7	—
Other long-term liabilities	130.8	79.6
Deferred income taxes	187.9	340.0
Commitments and contingencies
Stockholders’ equity:
Common stock	116.9	116.9
Additional paid-in capital	441.3	439.0
Retained earnings	1,019.5	1,630.1
Treasury stock	(297.3)	(302.0)
Accumulated comprehensive loss	(98.1)	(64.5)

Total stockholders’ equity	1,182.3	1,819.5

Total liabilities and equity	$2,188.7	$3,229.3

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES

(Dollar amounts in millions) (Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(340.5)	$(51.5)	$(578.8)	$(179.9)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and cost of timber harvested	20.0	24.9	100.4	109.8
Loss of unconsolidated affiliates	1.4	5.8	14.0	18.1
Other operating charges and credits, net	15.7	2.0	44.0	—
(Gain) loss on sale or impairment of long-lived assets	(0.4)	6.2	9.1	78.7
Goodwill impairment	273.5	—	273.5	—
Other than temporary investment impairment	27.4	20.9	118.6	20.9
Stock based compensation expense related to stock plans	2.3	1.9	9.7	7.1
Exchange (gain) loss on remeasurement	(19.1)	3.4	(35.7)	40.6
Net accretion on available for sale securities	0.2	(1.2)	(0.4)	(9.3)
Cash settlement of contingencies	(10.8)	(4.0)	(26.0)	(14.0)
Other adjustments	(7.0)	9.9	11.2	9.7
Pension payments (in excess of expense)	1.5	5.9	9.7	6.2
Decrease in receivables	42.3	36.9	35.0	5.5
Decrease (increase) in income tax receivables	16.8	(60.7)	65.6	(86.1)
Decrease in inventories	20.0	11.0	29.9	32.6
Decrease in prepaid expenses	5.0	4.0	0.3	2.0
Decrease in accounts payable and accrued liabilities	(40.3)	(28.4)	(67.3)	(37.6)
(Decrease) increase in deferred income taxes	(59.9)	8.1	(155.3)	(13.9)

Net cash provided used in operating activities	(51.9)	(4.9)	(142.5)	(9.6)

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant, and equipment additions	(11.1)	(114.2)	(99.4)	(335.5)
Proceeds from asset sales	6.7	16.8	7.9	19.5
Receipt from proceeds from notes receivable	20.0	—	74.4	—
Purchase of a business	(11.1)	—	(56.5)	—
Investments in and advances to joint ventures	(2.8)	(1.1)	(5.5)	(5.8)
Cash paid for purchase of investments	—	(46.0)	(216.0)	(2,010.0)
Proceeds from sales of investments	134.4	177.1	421.6	2,471.0
Increase (decrease) in restricted cash under letter of credit	(1.5)	2.7	(1.5)	2.7
Other investing activities, net	(1.9)	(12.2)	(14.0)	(19.0)

Net cash provided by investing activities	132.7	23.1	111.0	122.9

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of debt	(121.2)	(0.1)	(174.8)	(0.4)
Net borrowings (repayments) under revolving credit facilities	(20.6)	9.8	(24.7)	64.0
Sale of common stock under equity plans	—	—	—	2.7
Purchase of treasury stock	—	(5.4)	—	(23.6)
Payment of cash dividends	—	(15.6)	(31.0)	(62.4)
Other financing activies, net	—	0.1	—	0.1

Net cash used in financing activities	(141.8)	(11.2)	(230.5)	(19.6)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	4.0	—	7.6	0.4

Net increase (decrease) in cash and cash equivalents	(57.0)	7.0	(254.4)	94.1
Cash and cash equivalents at beginning of period	154.7	345.1	352.1	258.0

Cash and cash equivalents at end of period	$97.7	$352.1	$97.7	$352.1

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES

SELECTED SEGMENT INFORMATION

(Dollar amounts in millions) (Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
Dollar amounts in millions	2008	2007	2008	2007
Net sales:
OSB	$109.0	$186.5	$621.5	$823.8
Siding	76.1	91.6	423.8	448.9
Engineered Wood Products	45.3	71.9	234.5	331.6
Other	19.8	26.6	96.4	100.6

	$250.2	$376.6	$1,376.2	$1,704.8

Operating profit (loss):
OSB	$(31.1)	$(54.0)	$(155.2)	$(194.7)
Siding	(11.1)	(4.3)	2.8	33.6
Engineered Wood Products	(11.9)	(2.6)	(40.2)	11.0
Other	(1.1)	(1.7)	(6.7)	(6.3)
Other operating credits and charges, net	(296.1)	(7.4)	(363.8)	12.5
Gain (loss) on sales of and impairment of long-lived assets	0.5	(3.2)	(9.0)	(56.8)
General corporate and other expenses, net	(16.6)	(19.2)	(85.3)	(83.9)
Foreign currency gain (losses)	13.0	0.9	19.6	(29.6)
Other than temporary investment impairment	(27.4)	(20.9)	(118.6)	(20.9)
Investment income	6.9	17.5	38.4	81.7
Interest expense, net of capitalized interest	(12.8)	(7.6)	(49.1)	(35.3)

Income (loss) from operations before taxes	(387.7)	(102.5)	(767.1)	(288.7)
Provision (benefit) for income taxes	(48.3)	(53.7)	(202.0)	(133.4)

Income (loss) from continuing operations	$(339.4)	$(48.8)	$(565.1)	$(155.3)

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES

SUMMARY OF PRODUCTION VOLUMES

	Quarter Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Oriented strand board, million square feet 3/8” basis (1)	599	1,160	3,733	5,352
Oriented strand board, million square feet 3/8” basis (produced by wood-based siding mills)	66	35	293	182
Wood-based siding, million square feet 3/8” basis	114	129	758	794
Engineered I-Joist, million lineal feet (1)	18	26	84	130
Laminated veneer lumber (LVL), thousand cubic feet	952	1,600	5,683	8,319

(1)	Includes volumes produced by joint venture operations or under sales arrangements and sold to LP.